Exhibit 99.1

Applied Digital Reports 2007 First Quarter Financial Results

DELRAY BEACH, FL - May 8, 2007 - Applied Digital Solutions, Inc. (the "Company" or "Applied Digital") (NASDAQ: ADSX), a leading provider of identification and security technology, today reported financial results for its first quarter ended March 31, 2007. The Company’s consolidated financial results include the financial position, operating results and cash flows of its majority-owned subsidiaries, VeriChip Corporation ("VeriChip") (NASDAQ: CHIP), Digital Angel Corporation ("Digital Angel") (AMEX: DOC), and InfoTech USA, Inc. ("InfoTech") (OTC: IFTH).

Revenue for the first quarter of 2007 was $31.4 million and the net loss was $5.1 million, or $0.08 loss per share, compared to revenue of $31.4 million and a loss from continuing operations attributable to common stockholders of $17.4 million, or $0.26 loss per share, in the fourth quarter of 2006. Digital Angel’s revenue increased to $16.0 million for the 2007 first quarter, compared to $15.0 million for the 2006 fourth quarter, reflecting an increase in GPS and radio communications revenue. VeriChip’s revenue increased to $7.4 million for the 2007 first quarter, compared to $7.0 million for the 2006 fourth quarter reflecting an increase in sales of VeriChip’s infant protection systems. As of March 31, 2007, the Company had cash and equivalents of $26.1 million compared to $7.4 million as of December 31, 2006.

Applied Digital’s Chief Executive Officer Michael Krawitz commented, “We made good progress in the first quarter on the bottom line at Applied Digital and our first quarter revenues reflect solid performances by our two largest assets, Digital Angel and VeriChip. Digital Angel was awarded two important SARBE contracts at the end of the first quarter, and Digital Angel’s recent acquisition of McMurdo Marine Electronics, based in England, positions Digital Angel as a leading global provider of military and commercial emergency location beacons. VeriChip also achieved significant milestones in the first quarter, most notably the completion of its initial public offering. With over 500 hospitals that have agreed to adopt the VeriMed Patient Identification System, VeriChip continues to make progress in the marketplace. As we look to the remainder of 2007, we continue to believe that Digital Angel and VeriChip provide excellent value at their common stock levels.”

The highlights for the 2007 first quarter included:

●	Digital Angel was awarded a multi-year contract worth up to $10 million with the U.S. Army Corps of Engineers to monitor fish movement and stream and dam passage.

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Digital Angel signed a multi-year exclusive distribution agreement with Schering-Plough Home Again LLC to provide electronic identification microchips and scanners as part of Digital Angel’s HomeAgain™ Proactive Pet Recovery Network.

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Digital Angel won a $400,000 development contract for the Harness Activation System that connects to the United States Air Force Jet Pilot Recovery Radio (URT 33). Digital Angel was awarded the initial contract in December 2006 to design and develop the URT 33 replacement radio.

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Digital Angel was awarded a $1.5 million order to provide the Swedish Air Force with a quantity of 600 SARBE 6-406 Personal Location Beacons. The Swedish Air Force also has an option for 200 additional units at a value of $500,000.

●	VeriChip partnered with Alzheimer’s Community Care to conduct a two-year, 200 patient study of the effectiveness of the VeriMed Patient Identification System in safeguarding

Alzheimer’s patients and their caregivers.

●	The number of hospitals enrolled in the VeriMed network increased by 31.4% in the 2007 first quarter, resulting in 515 hospitals enrolled at the end of the first quarter.

●	In February 2007, VeriChip completed its initial public offering, selling 3.1 million shares of its common stock at $6.50 per share.

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In the first quarter of 2007, the number of infant protection systems that VeriChip sold increased 14%, while the number of infant protection systems sold to new customers increased 28% compared to the first quarter of 2006.

Conference Call

The Company will host a conference call today, May 8, 2007, for investors, analysts, business and trade media, and other interested parties at 9:00 a.m. EDT to discuss these results. Interested participants should call (866) 323-2725 within the United States or (706) 643-1836 internationally. Please use passcode 7227386. Alternatively, an audio-only, simultaneous Web cast of the live conference call can be accessed through the Investor Relations link on the Company's Web site at www.adsx.com. For persons unable to participate in either the conference call or the Web cast, a digitized replay will be available from May 8 at approximately 11:30 a.m. EDT to May 15 at 11.59 p.m. EDT. For the replay, dial (800) 642-1687 (USA) or (706) 645-9291 (international), using access code 7227386. Alternatively, a replay can be accessed through the Investor Relations section under "Audio Archives" on the Company's Web site at www.adsx.com.

About Applied Digital - "The Power of Identification Technology"

Applied Digital develops innovative identification and security products for consumer, commercial, and government sectors worldwide. The Company's unique and often proprietary products provide identification and security systems for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader in identification technology. Applied Digital is the owner of majority positions in Digital Angel Corporation (AMEX: DOC) and VeriChip Corporation (NASDAQ: CHIP).

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations for strong revenue growth and value of our majority-owned subsidiaries, success of the Company’s marketing and sales initiative, including the growth in the adoption of the VeriMed Patient Identification System, and expected growth in sales, earnings and improvement in gross margins. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumption. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to successfully integrate the businesses of acquired companies; our ability to maintain compliance with the covenants of our credit facilities; our expectation regarding future profitability and liquidity; competitive and economic influences; market acceptance of the VeriMed system; our ability to provide uninterrupted, secure access to the VeriMed database; the relative maturity in the U.S. and limited size of the markets for our infant protection and wander prevention systems and vibration monitoring instruments; the degree of success we have in leveraging our brand reputation, reseller network and end-use customer base for our infant protection and wander prevention systems to gain inroads in the emerging market for asset/staff location and identification systems; the rate and extent of the U.S. healthcare industry’s adoption of RFID asset/staff location and identification systems; our ability to complete our efforts to integrate our infant protection, wander prevention and asset/staff location and identification systems on one technology platform; our ability to become a major player in the food source traceability and safety arena; our ability to successfully develop survival and emergency radios for the military and commercial uses; our reliance on third-party dealers and distributors to successfully market and sell our products; our ability to defend against costly product liability claims and claims that our products infringe the intellectual property rights of others; our ability to comply with current and future regulations relating to our businesses; and our ability to maintain proper and effective internal accounting and financial controls. Additional information about these and other factors that could affect the Company's business is set forth in the Company's Form 10-K/A under the caption "Risk Factors" filed with the Securities and Exchange Commission on April 6, 2007. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:
Applied Digital
Allison Tomek
Phone: (561) 805-8000
atomek@adsx.com

TABLES FOLLOW

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS DATA
(In thousands, except par value)

Assets

	March 31,	December 31,
	2007	2006
Current Assets	(unaudited)
Cash and cash equivalents	$26,144	$7,404
Restricted cash	136	81
Accounts receivable and unbilled receivables (net of allowance
for doubtful accounts of $639 in 2007 and $834 in 2006)	17,450	22,855
Inventories	14,502	14,331
Deferred taxes	697	697
Other current assets	4,536	4,792
Total Current Assets	63,465	50,160

Property And Equipment, net	12,272	12,131

Goodwill, net	82,394	82,385

Intangibles, net	19,718	20,200

Deferred Offering Costs	-	5,079

Deferred Taxes	13	-

Other Assets, net	2,101	1,395

	$179,963	$171,350

Liabilities and Stockholders’ Equity

Current Liabilities
Notes payable and current maturities of long-term debt	$9,232	$7,326
Accounts payable	17,349	18,741
Accrued expenses	17,288	19,121
Deferred revenue	4,294	4,356
Net liabilities of Discontinued Operations	5,407	5,407
Other current liabilities	-	-
Total Current Liabilities	53,570	54,951

Long-Term Debt and Notes Payable	17,254	14,211
Deferred Taxes	5,416	5,803
Deferred Revenue	3,188	2,248
Other Long-Term Liabilities	1,773	1,199

Total Liabilities	81,201	78,412

Commitments And Contingencies	-	-

Minority Interest	58,432	49,074

Total Stockholders’ Equity	40,330	43,864

	$179,963	$171,350

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)
(unaudited)

	For The Three Months Ended March 31,
	2007	2006

Product revenue	$26,429	$27,633
Service revenue	4,977	4,709
Total revenue	31,406	32,342

Cost of products sold	16,062	16,331
Cost of services sold	2,765	2,068

Gross profit	12,579	13,943

Operating costs and expenses:

Selling, general and administrative expense	17,148	14,422
Research and development	3,176	2,171
Total operating costs and expenses	20,324	16,593

Operating loss before other items	(7,745)	(2,650)

Interest and other income	1,008	291
Interest expense	(976)	(671)
Total other expenses	32	(380)

Loss before taxes, minority interest and gain (loss)
attributable to capital transactions of subsidiaries	(7,713)	(3,030)

Provision for income taxes	(150)	(21)

Loss before minority interest and gain (loss)
attributable to capital transactions of subsidiaries	(7,863)	(3,051)

Minority interest	2,176	449

Net gain on capital transactions of subsidiaries	5,333	286

Loss attributable to changes in minority interest as a result of capital transactions of subsidiaries	(4,795)	(639)

Net loss	$(5,149)	$(2,955)

Net loss per common share - basic and diluted	$(0.08)	$(0.04)

Weighted average number of common shares outstanding - basic and diluted	67,139	66,996